Exhibit 99.1

Western Acquisition Ventures Corp. Prices $100 Million Initial Public Offering

New York, New York – January 11, 2022 – Western Acquisition Ventures Corp., a newly organized blank-check special purpose acquisition company formed as a Delaware corporation, today announced the pricing of its initial public offering of 10,000,000 units at an offering price of $10.00 per unit, each unit consists of one share of common stock share and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. The units are expected to trade on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “WAVSU” beginning January 12, 2022. Western Acquisition Ventures Corp. expects the initial public offering to close on January 14, 2022, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on Nasdaq under the symbols “WAVS” and “WAVSW,” respectively.

Western Acquisition Ventures Corp. is a blank check company sponsored by Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The company is led by Board Member and CEO, Stephen Christoffersen, and Board Member and CFO, William Lischak. The company intends to focus on companies in the financial services, healthcare, real estate services, technology, leisure, hospitality, and software industries. The company plans to target businesses with compelling long-term growth prospects, secular tailwinds, and highly fragmented markets ripe for consolidation.

A.G.P./Alliance Global Partners is the sole book-running manager, and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering. Western Acquisition Ventures Corp. has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission on January 11, 2022. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and any future initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or any initial business combination will be identified or completed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by U.S. federal securities law. For additional information, please visit https://www.westernacquisitionventures.com/

Investor and Media Contacts

inquiry@westacqventures.com

310-740-0710